AGREEMENT                         Exhibit (15)(b)
                          -------------
                 RELATING TO IMPLEMENTATION OF THE

                     AMENDED DISTRIBUTION PLAN

                               OF

          EQUIFUND-WRIGHT NATIONAL FIDUCIARY EQUITY FUNDS
          -----------------------------------------------

       WHEREAS, EquiFund-Wright National Fiduciary Equity Funds
(the "Trust') is engaged in business as an open-end management investment company with multiple series and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

       WHEREAS, the Trust has adopted an Amended Distribution Plan as defined in Rule 12b-1 (the "Amended Distribution Plan") under the Act, and is currently acting and will continue to act as a distributor of the shares of each of its series (the "Funds") pursuant to said Rule 12b-1; and

       WHEREAS, the Trust has entered into a Distribution Contract (the "Distribution Contract") with Wright Investors Service Distributors, Inc. ("WISDI") providing for such corporation to act as a separate Distributor of its shares; and

       WHEREAS, the Trust desires to implement the Trusts' Amended Distribution Plan in the manner set forth herein and the Trust and WISDI have entered into an agreement whereunder WISDI will undertake and be paid or reimbursed for distribution services and personal and account maintenance services in connection with the Fund's shares:

       NOW,  THEREFORE,  the  Trust  and  WISDI do hereby agree as follows:

       1.      WISDI   shall   provide  on  behalf  of the  Trust, distribution
services and personal and account maintenance services in connection with the Funds' shares.

       2. Each Fund shall, subject to the limitations provided in the Amended Distribution Plan, pay to WISDI for the activities referred to in paragraph 1 an annual fee equal to .25% of such Fund's average daily net assets payable quarterly. Appropriate adjustments to payments made pursuant to this paragraph shall be made whenever necessary to assure that no payment is made by a Fund which exceeds the applicable maximum cap imposed on asset-based, front-end and deferred sales charges by Section 26(d) of Article III of the Rules of Fair Practice of the National Association of Securitites Dealers, Inc. (the "NASD").

        3.  WISDI  shall   provide  on  a   quarterly   basis,   documentation
 concerning the amounts expended and the purposes for which such expenditures were made.

        4. This Agreement shall not take effect until it has been approved by
(i) a majority of those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operation of the Amended Distribution Plan or this Agreement or any other agreement related to the Plan (the "Rule 12b-1 Trustees"), and (ii)
a majority of the Trustees then in office, cast in person at a  meeting   (or
meetings) called  for the  purpose  of voting on this Agreement.

        5. This Agreement shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval thereof in paragraph 4 of this Agreement.


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        6. The President or any Vice President of the Trust shall provide to the
Trusts' Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended by WISDI in connection with the activities referred to in paragraph 1 of this Agreement and the purposes for which such expenditure were made.

       7. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities of such Fund on not more than sixty days' written notice to any other party to the Agreement.

       8. The terms and conditions of the Distribution Contract (including, with
out limitation, the indemnification   provisions) shall govern the relationship
between the parties as contemplated by this Agreement, unless inconsistent herewith.

       9. This Agreement shall terminate automatically in the event of its assignment.

      10. The Trust shall preserve copies of this Agreement and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Agreement, the first two years in an easily accessible place.

      11. WISDI agrees to take such action as may be required to become and remain a member in good standing of the NASD as long as this Agreement continues in effect.

      12. WISDI expressly acknowledges the provision in the Declaration of Trust of the Trust Article XIV, Section 2) limiting the personal liability of shareholders of the assets of the Funds, and WISDI hereby agrees that it shall have recourse to the Funds for payment of claims or obligations as between the Funds and WISDI arising out of this Agreement and shall not seek satisfaction from the shareholders or any shareholder of the Funds.

       13. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to such agreements.

       IN WITNESS WHEREOF, the Trust and WISDI have each caused this Agreement to be signed in duplicate on its behalf by an officer thereunto duly authorized on July 7, 1993.

                               EQUIFUND-WRIGHT NATIONAL FIDUCIARY EQUITY FUNDS

                               By /s/ Peter M. Donovan
                                         President

                               WRIGHT INVESTORS SERVICE DISTRIBUTORS, INC.

                               By /s/ A.M. Moody, III
                                         President
Attest:


/s/ Janet E. Sanders
    Assistant Secretary